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            Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 35 to the Registration Statement No. 811-08223 on Form N-4 of our report dated March 19, 2007 (December 7, 2007 as to Note 7), relating to the financial statements of MetLife of CT Fund BD IV for Variable Annuities (formerly, The Travelers Fund BD IV for Variable Annuities) and the use of our report dated March 30, 2007 (October 30, 2007 as to Note 20) on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut ("the Company") (formerly known as "The Travelers Insurance Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Transfer Agreement entered into on October 11, 2006 between the Company and MetLife Investors Group, Inc.) both appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
December 7, 2007